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                                                                     EXHIBIT 4.6


         THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933 ("ACT"), OR (B) THE COMPANY SHALL HAVE REASONABLY REQUESTED AND RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.

                           REVENUE PARTICIPATION NOTE

         WHEREAS, the Company has previously issued certain Series A Convertible Preferred Stock (the "Series A Preferred Stock") and related Warrants (the "Series A Warrants").

         WHEREAS, each of the Holders is a party to that certain Securities Purchase Agreement, dated as of the date hereof (the "Series B Securities Purchase Agreement") with the Company, providing, INTER ALIA, for the purchase by certain of the Holders of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") and Series B Warrants and the amendment of the Company's Restated Certificate of Incorporation to amend the terms of the Series A Preferred Stock held by certain other of the Holders and to designate the Series B Preferred Stock out of the Company's undesignated Preferred Stock;

         WHEREAS, in conjunction with the issuance of the Series B Preferred Shares and the Series B Warrants, the Company has further agreed to grant to the Holders certain revenue participation rights as evidenced by this Revenue Participation Note, pursuant to which a portion of any royalty payments received by the Company under a certain Exclusive License Agreement dated January 27, 2000, as it may be amended from time to time (the "Abbott License Agreement"), between the Company and Abbott Laboratories ("Abbott"), will be paid to the Holders, all as more fully described herein; now, therefore

         FOR VALUE RECEIVED, the undersigned, AMERICAN BIOGENETIC SCIENCES, INC., a Delaware corporation (the "Company") hereby promises to pay to each investor listed on EXHIBIT A hereto, such investor's Fractional Percentage (as defined below) of the sum of $25,000,000 (the "Debt"), upon the terms and conditions set forth herein.

         Section 1. CERTAIN DEFINITIONS. As used in this Revenue Participation Note, the following terms shall have the following respective meanings:

         "Abbott Royalty Payment" means each royalty payment actually received from time to time by the Company pursuant to the Abbott License Agreement.

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         "Aggregate Payment Limit" means, on any date of determination,
$25,000,000; provided, however, that if the Company shall not have received any Abbott Royalty Payment on or prior to the sixth anniversary of the date hereof, such Aggregate Payment Limit shall be increased by 5% on such sixth anniversary date; and, on each successive anniversary date thereafter, the then-outstanding Aggregate Payment Limit shall be further increased by 5% unless and until the Company shall have received the initial Abbott Royalty Payment.

         "Common Stock" means the Company's Class A Common Stock, par value $.001 per share.

         "Fractional Amount" means, for each Holder, on any date of determination with respect to each Royalty Participation, the lesser of: (i) the product of (A) such Royalty Participation times (B) a Holder's Fractional Percentage; and (ii) that Holder's Payment Limit on such date.

         "Fractional Percentage" means, with respect to a Holder, (i) the aggregate number of shares of Common Stock issuable to such Holder upon conversion of all shares of Preferred Stock held by such Holder on the date of determination, divided by (ii) the aggregate number of shares of Common Stock issuable to all Holders upon conversion of all shares of Preferred Stock outstanding on the date of determination.

         "Holder" means each investor listed on Exhibit A hereto who is receiving a Revenue Participation Note or an assignee of such person.

         "Payment Date" as defined in Section 2.

         "Payment Limit" means, with respect to a Holder on any date, the product of the Aggregate Payment Limit times such Holder's Fractional Percentage, less any amounts of Royalty Participation or payments of Preferred Stock redemption price previously paid to such Holder or such Holder's predecessors in interest.

         "Preferred Stock" means a collective reference to the Series A Preferred Stock and the Series B Preferred Stock.

         "Royalty Participation" means, with respect to each Abbott Royalty Payment, the amount equal to an undivided 25% interest in such Abbott Royalty Payment.

         "Security Agreement" means that certain Security Agreement entered into among the Company and the initial Holders on the date hereof granting a security interest in certain payment intangibles to secure payment of the Royalty Participation.

         "Warrants" means a collective reference to the Series A Warrants and the Series B Warrants.

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         Section 2.  ABBOTT ROYALTY PARTICIPATION.

         (a) The Company hereby promises to pay to each Holder, or order, such Holder's Fractional Percentage of the sum of $25,000,000 (the "Debt"), upon the terms and conditions set forth herein. Each Holder's claim shall not be dependent upon its continued ownership of its Preferred Stock or the related Warrant or shares of Common Stock issuable upon conversion or exercise thereof.

         (b) The Debt shall be paid by the Company paying each Holder such Holder's Fractional Amount of each Royalty Participation on the Payment Date with respect thereto, subject to paragraphs (c), (d) and (e) hereof. None of the Holders shall have recourse to any assets of the Company other than the Abbott Royalty Payments for payment of the Debt. The Company's payment obligations hereunder shall arise solely when, if and to the extent the Company receives Abbott Royalty Payments.

         (c) Within ten (10) business days after the Company receives an Abbott Royalty Payment, the Company shall give or cause any bank maintaining a trust account under the Security Agreement to give written notice to each Holder (each, a "Royalty Notice") of such Holder's Fractional Amount with respect thereto. The Company shall pay or direct such bank to pay each Holder the Fractional Amount set forth in such Royalty Notice not sooner than five (5) business days or later than ten (10) business days after the date such Royalty Notice is given to such Holder (a "Payment Date"), provided that the Company shall have no obligation to pay such Fractional Amount, if, prior to such Payment Date, there shall have been effected the conversion of all of the shares of Preferred Stock originally issued to such Holder or such Holder's predecessor in interest pursuant to Part A, Section 3(a) or Part B, Section 3(a), as the case may be, of the Certificate of Amendment to the Company's Restated Certificate of Incorporation being filed concurrently herewith (the "Charter Amendment").

         (d) It shall not be a defense to payment hereunder that redemption of the Preferred Stock or cancellation of related Warrant may be rendered impossible, impracticable or valueless for any reason, including, without limitation, because the Preferred Stock and/or Warrants have been cancelled pursuant to any provision of title 11 of the United States Code (the "Bankruptcy Code"), or because the Company's capital is then impaired or would be rendered impaired by such redemption, or otherwise.

         (e) The Company's obligations under this Article 2 shall terminate upon the earliest to occur of: (i) the delivery to the Company by a majority of the Holders in interest of the Preferred Stock of the written notice described in Part B, Section 2(b) and Part C, Section 2(b), as the case may be, of the Charter Amendment; (ii) the conversion or redemption, as applicable, of all outstanding shares of Preferred Stock; and (iii) the termination of the Abbott License Agreement by Abbott; provided, that, except to the extent of the conversion or redemption, of the Preferred Stock pursuant to and in accordance with the instruments governing such Preferred Stock and this Agreement, the Debt shall otherwise survive cancellation of any and all shares of the Preferred Stock, whether such cancellation occurs pursuant to any provision of the Bankruptcy Code, or otherwise.

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         (f) The Company covenants that it will not (i) amend the Abbott License
Agreement in any way or manner which would change the amount, timing or other provisions of such agreement regarding the royalties payable by Abbott Laboratories to or for the benefit of the Company under the Abbott License Agreement in any significant way, or (ii) other than as hereafter provided, agree to any assignment, transfer, conveyance or other disposition by the Company of any beneficial interest of any nature under the Abbott License Agreement, in either case without the consent of holders of two-thirds of the Fractional Percentage held by all Holders of Revenue Participation Notes in any significant way. However, nothing in the preceding sentence shall prohibit the Company from (i) granting to any other one or more persons participation interests in the royalties payable under Abbott License Agreement, provided that all such other participation interests cannot in the aggregate entitle such persons to more than 75% of the royalties payable under the Abbott License Agreement, or (ii) granting or permitting the creation of a security interest in any such other participation interest, provided that it is expressly subject to the prior security interest of the Holders in their Royalty Participation created by the Security Agreement.

         Section 3. REPRESENTATIONS AND WARRANTIES

         The Company hereby represents and warrants that:

         (a) The Company has all requisite power and authority to execute, deliver and and to issue the Revenue Participation Notes without any further action or approval of any kind;

         (b) The execution, delivery and performance of the Revenue Participation Notes has been duly authorized and approved by all necessary corporate action.

         (c) The Revenue Participation Notes constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

         (d) Neither the execution, delivery or performance by the Company of the Revenue Participation Notes nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, or (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien (except pursuant to the Security Agreement) upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, note or loan agreement, or any other material agreement, contract or instrument, to which the Company is a party or by which it or any of its property or assets is bound or to which it may be subject;

         (e) As of the Closing Date (as defined in the Series B Securities Purchase Agreement), the Company is not "insolvent," within the meaning of 11 U.S.C. Section 548 ("Insolvent") nor will it be rendered Insolvent as a result of the obligations it incurs or transfers it makes by or in connection with this Agreement; the Company has sufficient capital to engage in

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the business in which it is engaged, and the Company does not intend to incur, or believe it will incur, debts that are beyond the Company's ability to pay as they become due;

         (f) To the knowledge of the Company, there are no actions, suits or proceedings pending with respect to the Agreement or the Company or that if adversely determined, would materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) of the Company.

         Section 4. MISCELLANEOUS.

         (a) NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth in Section 9.1 of the Series B Securities Purchase Agreement or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by recognized national overnight courier service, or
(iv) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, on the next business day after the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

         (b) AMENDMENTS. The terms and provisions of this Revenue Participation Note may be modified, amended or waived, or consent for the departure therefrom granted, only by written agreement of the Company; and Holders holding in the aggregate a majority of the Fractional Percentage held by all Holders of Revenue Participation Notes. No such waiver or consent, in either case, shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Revenue Participation Note, whether or not similar. Each such waiver or consent, in either case, shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         (c) ASSIGNMENT. This Revenue Participation Note and any or all of the rights and obligations of a party hereunder may be assigned, delegated, sold, transferred or otherwise disposed of by any means, including by voluntary transfer, operation of law or otherwise, to any third person without the prior written consent of the other parties hereto. Any such assignment, however, shall only be effective if the assignor provides the Company with two business days' prior written notice of such assignment. The Company's right to redeem Preferred Stock or cancel the related Warrants shall survive each such assignment, whether or not the related Preferred Stock or Warrant are transferred together with the transfer of any rights under this Agreement. Each party shall be responsible for the compliance by its affiliates with the terms and conditions of this Agreement.

         (d) GOVERNING LAW. This Revenue Participation Note shall be construed in accordance with and governed by the law of the State of New York.

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         (e) MAXIMUM INTEREST. All agreements between the parties hereto, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the Holder hereof exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Holder hereof in excess of the maximum lawful amount, the interest payable to the Holder hereof shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the undersigned. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law.

         (f) SEVERABILITY. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Revenue Participation Note shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Revenue Participation Note shall be interpreted as if such provision were so excluded and shall nevertheless remain in full force and effect.

         (g) NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Revenue Participation Note, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Revenue Participation Note by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Revenue Participation Note shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

         (h) FURTHER ASSURANCES. In case any further action is necessary or desirable to carry out the purposes of this Revenue Participation Note, the Company will take such further action as the Holder may reasonably request, all at the sole cost and expense of the requesting Holder.

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         IN WITNESS WHEREOF, the undersigned has executed this Revenue
Participation Note as of this ___ day of August, 2001.


                                            AMERICAN BIOGENETIC SCIENCES, INC.


                                            By:
                                                --------------------------------
                                                Name:    Josef C. Schoell
                                                Title:   President, COO and CFO


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                                    EXHIBIT A


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                                         NO. OF SHARES OF           REVENUE
                                          SERIES A OR B          PARTICIPATION
           NAME AND ADDRESS                 PREFERRED               NOTES
--------------------------------------------------------------------------------
SERIES A HOLDERS:

BIOTECHNOLOGY VALUE FUND, L.P.                2,100              $5,625,200.90
BIOTECHNOLOGY VALUE FUND II, L.P.             3,600              $9,643,201.54
INVESTMENT 10 L.L.C.                            300                $803,600.13


         Total Series A Shares                6,000             $16,072,002.57

SERIES B HOLDERS:

BIOTECHNOLOGY VALUE FUND, L.P.                1,167              $3,126,004.50
BIOTECHNOLOGY VALUE FUND II, L.P.               600              $1,607,200.26
INVESTMENT 10 L.L.C.                            166                $444,658.74
BVF INVESTMENTS, L.L.C.                       1,400              $3,750,133.93

         Total Series B Shares                3,333              $8,927,997.43


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